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                                                                   EXHIBIT 10.3B


                           PROFITS INTEREST AGREEMENT

         THIS PROFITS INTEREST AGREEMENT ("Agreement") is made and entered into effective as of April 1, 2003, by and between CENTEX DEVELOPMENT COMPANY, L.P., a Delaware limited partnership ("CDCLP"), whose address is 2728 North Harwood, Dallas, Texas 75201, Attn: Stephen M. Weinberg, and RICHARD C. DECKER ("Executive"), an individual whose address is 477 Wales Court, Coppell, Texas 75019.

                                    RECITALS

         A. Vista Properties Company (now known as Centex-Vista Properties), a division of Centex Homes, a Nevada general partnership ("Centex-Vista"), and Executive entered into an Employment Agreement dated as of July 26, 1996 (the "1996 Agreement"). Executive and David Quinn, acting on behalf of Centex-Vista and CDCLP, executed a Memorandum dated July 31, 1998 (the "Memorandum"), to clarify that the terms of the 1996 Agreement apply to all activities of Executive performed on behalf of Centex-Vista and CDCLP.

         B. Effective as of April 1, 2001, CDCLP and Executive entered into a new Employment Agreement (the "Original 2001 Agreement"), which replaced, in its entirety, the 1996 Agreement and the Memorandum. The Original 2001 Agreement was modified by a First Amendment to Employment Agreement dated December 19, 2002 (the "First Amendment"), which, among other things, provided for the termination of the Original 2001 Agreement as of close of business on March 31, 2003. (The Original 2001 Agreement, as modified by the First Amendment, is referred to as the "2001 Agreement".)

         C. CDCLP and Executive have agreed to enter into this Agreement to reflect the terms of certain compensation to be paid to Executive beginning with fiscal year 2004 with respect to the commercial real estate projects developed or purchased by CDCLP and Centex-Vista during Executive's employment with CDCLP or Centex-Vista. This compensation, which is in addition to Executive's salary and bonus, will be referred to as a "carried" or "profits" interest in the earnings generated by those projects.

                                    AGREEMENT

         NOW, THEREFORE, CDCLP and Executive mutually undertake and agree as follows:

1.       Profits Interest.

         A. Within 60 days after the end of each fiscal year, beginning with fiscal year 2004, CDCLP will pay to Executive a Profits Interest (herein so called) in an amount equal to the sum of the following:

                  (1) 6% of the Net Operating Earnings generated by the operation of the Existing Projects; plus

                  (2) 6% of the Net Sales Earnings generated by the sale of the Existing Projects; plus

                  (3) 5% of the Net Operating Earnings generated by the operation of the the New Projects; plus

                  (4) 5% of the Net Sales Earnings generated by the sale of the New Projects.


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         B.       For purposes of calculating the Profits Interest to be paid to
                  Executive, the following defined terms apply:

                  (1) "Net Operating Earnings" means rental income, minus operating expenses (including maintenance, property taxes and insurance), depreciation and interest expenses. For purposes of calculating "Net Operating Earnings", there will be no charge for income taxes or overhead.

                  (2) "Net Sales Earnings" means gross sales proceeds, plus Deferred Earnings realized upon the sale to a third party, minus project development and construction costs, other capitalized items (e.g. tenant improvements), sales costs (including commissions and other closing expenses), depreciation and amortization.

                  (3) "Deferred Earnings" means the difference between the value at which land is transferred from Centex-Vista to CDCLP and the basis at which the land is carried on the books of Centex-Vista.

                  (4) "Existing Projects" means the real estate projects listed on Exhibit A attached to this Agreement.

                  (5) "New Projects" means (i) the real estate projects listed on Exhibit B attached to this Agreement, and
                           (ii) new real estate development projects that (A) have been approved by the Chief Executive Officer of CDCLP by March 31, 2003, as evidenced by the signing of a financial package (e.g. a Board approval package) by the Chief Executive Officer, and (B) are ultimately completed by CDCLP. "New Projects" specifically excludes undeveloped land and any Existing Projects.

         C. No overhead charge, capital charge or credit will be applied to the calculation of Net Operating Earnings or Net Sale Earnings.

         D. Executive is not entitled to a Profits Interest with respect to Desert Sky Festival Shopping Center (Westfest LLC), since Executive already owns a direct ownership interest in that project.

         E. Other than as set forth in a separate letter agreement between CDCLP and Executive, Executive is not entitled to a Profits Interest on any earnings generated by the sale of undeveloped land after March 31, 2003.

         F. This Profits Interest is paid to Executive separate and apart from Executive's other compensation as an employee of CDCLP:
                  (1) an annual salary; and (2) an annual bonus ("Bonus") based on a percentage of the "bonus pool" established for senior employees of CDCLP. The "bonus pool" is calculated as a percentage of the net operating earnings of CDCLP and Centex-Vista. Because the Profits Interest is also based on the operating earnings from certain Existing Projects and New Projects within CDCLP and Centex-Vista, the Net Sale Earnings and Net Operating Earnings used for calculating the Profits Interest will be excluded for purposes of calculating Executive's Bonus. If Executive resigns from employment with CDCLP or is terminated by CDCLP (other than for acts of theft, embezzlement, fraud, dishonesty or other illegal acts), CDCLP will pay to Executive the Bonus accrued through the date of termination.


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2.       Payment of Profits Interest After Employment.

         A. If Executive resigns from employment with CDCLP or is terminated by CDCLP (other than for acts of theft, embezzlement, fraud, dishonesty or other illegal acts), CDCLP will continue to pay to Executive the Profits Interest each year in the manner described in Section 1, above. However, CDCLP may elect at any time to make a Lump-Sum Profits Interest Payment (as defined below) to Executive, in lieu of making annual payments to Executive under Section 1.

         B. For purposes of calculating the Lump-Sum Profits Interest Payment to be paid to Executive, the following defined terms apply:

                  (1)      "Lump-Sum Profits Interest Payment" means the sum of
                           (a) any Profits Interest accrued through the date of termination, (b) the Lump-Sum Profits Interest Payment (Existing Projects), and (c) the Lump-Sum Profits Interest Payment (New Projects).

                  (2) "Lump-Sum Profits Interest Payment (Existing Projects)" is equal to 6% of the sum of:

                           (a)      the difference between:

                                    (i)      the Aggregate Fair Market Value of
                                             all of the Existing Projects, and

                                    (ii)     the cost book basis of CDCLP or
                                             Centex, as the case may be, in all
                                             of such Existing Projects; plus

                           (b) the Deferred Earnings relating to Existing Projects.

                  (3) Lump-Sum Profits Interest Payment (New Projects)" is equal to 5% of the sum of:

                           (a)      the difference between:

                                    (i)      the Aggregate Fair Market Value of
                                             all of the New Projects, and

                                    (ii)     the cost book basis of CDCLP or
                                             Centex, as the case may be, in all
                                             of such New Projects; plus

                           (b)      the Deferred Earnings relating to New
                                    Projects.

                  (4) "Aggregate Fair Market Value" means the total fair market value of the Existing Projects and the New Projects, as mutually agreed upon by CDCLP and Executive at the time that CDCLP elects to make a Lump-Sum Profits Interest Payment. If CDCLP and Executive are unable to reach an agreement, the Aggregate Fair Market Value will be determined by an appraiser mutually acceptable to CDCLP and Executive.


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3.       Term. This Agreement will continue in full force and effect until all of the Existing Projects and the New Projects have been sold and CDCLP has paid to Executive the last component of the Profits Interest.

4.       Miscellaneous.

         A. This Agreement will be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Texas without giving effect to any conflict-of-laws rule or principle that would result in the application of the laws of another jurisdiction.

         B. For fiscal year 2003, Executive's salary, bonus and other compensation will be determined under the 2001 Agreement. The terms of this Profits Interest Agreement become effective for compensation earned during fiscal year 2004 (after March 31, 2003).

         C. This Agreement expresses the entire agreement between Executive and CDCLP with reference to the subject matter of this Agreement and supersedes all prior written or oral and all contemporaneous oral discussions, arrangements, negotiations, and agreements with respect to the subject matter of this Agreement. No waiver, modification, or amendment of this Agreement or of any covenant, condition or limitation in this Agreement will be valid, unless it is in a written document signed by the party most detrimentally affected by the waiver or modification. The parties further agree that the provisions of this paragraph may not be waived except as in the manner described in this paragraph.

         D. If attorneys' fees or other costs and expenses are incurred to secure performance of any of the obligations described in this Agreement, or to establish damages for the breach or default under this Agreement or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party (which will be the party who receives the substance of the relief sought) will be entitled to recover reasonable attorneys' fees and costs incurred in such action.

         IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement in Dallas, Texas as of the day and year first above written.

EXECUTIVE:                        CDCLP:

                                  CENTEX DEVELOPMENT COMPANY, L.P.,
                                  a Delaware limited partnership

                                  By:   3333 Development Corporation,
------------------------                a Nevada corporation
Richard C.  Decker
                                        By:
                                           -------------------------------------
                                           Stephen M.  Weinberg
                                           President and Chief Executive Officer

12803



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                                    Exhibit A

                                Existing Projects





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                                    Exhibit B

                                  New Projects


Northfield B, F & G
Camarillo Ranch VI
Camarillo Business Center (existing building occupied by G&H only) Hilltop Business Center
CC Desoto




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